EXHIBIT 99.1

100 22nd Avenue
Brookings, SD 57006
(t) 605.696.7200
(f) 605.696.7250

FOR IMMEDIATE RELEASE

VeraSun Energy Names Duane Gilliam Chairman

Petroleum Executive Appointed by Board of Directors

Brookings, S.D., July 1, 2008 – VeraSun Energy Corp. (NYSE: VSE), one of the nation’s largest ethanol producers, announced today that Gordon Ommen has resigned as the Company’s Chairman. Duane Gilliam will assume the role of Chairman of the Board of Directors. He joined the board in 2005 and currently serves as Chairman of the Compensation Committee of the Board of Directors.

“I understand and respect Gordon’s decision to step down from the Board to focus on other business opportunities,” said Don Endres, VeraSun’s founder and chief executive officer. “He has helped both teams transition following the merger and provided valuable, thoughtful leadership to the Board. We wish him much success with his future ventures.”

Gilliam has spent nearly four decades in the oil industry, most recently as executive vice president of Marathon Ashland Petroleum LLC, and has held the position of Chairman for the National Petrochemical and Refiners Association and other leadership positions on several petroleum industry association boards.

“We are pleased to have Duane Gilliam step into this leadership role on the Board,” added Endres. “His insights into the petroleum market and our customers’ business have helped us to gain a deeper understanding of our own business and how we serve our customers.”

Gilliam retired from Marathon Ashland Petroleum LLC in May of 2003, as executive vice president, corporate affairs, after serving as president of Ashland Petroleum Company until it merged with Marathon in 1998. He joined Ashland Inc. as a process engineer in 1967. Gilliam has also served as a director on the boards of American Petroleum Institute (API), Colonial Pipeline, and as Chairman for the National Petrochemical and Refiners Association (NPRA) and Owner Representative Board of LOOP LLC,. He is currently non-executive Chairman of NTR Acquisition Company, LLC (Amex: NTQ), and serves on the Board of convenience/fuel store chain Super Quik.

“It has been a pleasure to serve on the VeraSun Board as we have transformed the Company from one operating plant in 2005 into one of the industry leaders,” said Duane Gilliam. “I am optimistic about the outlook for both VeraSun and the ethanol industry in the coming years as we continue to add value to the petroleum market and volume to the domestic fuel supply.”

Gilliam received his undergraduate degree from the University of Kentucky and is a graduate of Harvard University’s Advanced Management Program. He is a 2003 inductee into the University Of Kentucky Engineering Hall Of Distinction.

About VeraSun Energy Corporation VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, S.D., is a leading producer of renewable fuel. Founded in 2001, the company has more than 1.4 billion gallons of annual ethanol production capacity through 14 biorefineries. Three additional facilities are currently either under construction or development with a combined capacity of 330 million gallons. Upon completion of the new facilities, VeraSun Energy will have an annual production capacity of approximately 1.75 billion gallons. Recently, the company began construction at its Aurora facility that will allow it to extract oil from dried distillers grains.

VeraSun markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85®. For more information, please visit VeraSun Energy’s websites at www.verasun.com or www.VE85.com.

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VeraSun Contacts:

Investors:

Patty Dickerson

605-696-7236

pdickerson@verasun.com

Media:

Melissa Ullerich 605-696-7228

mullerich@verasun.com